Exhibit 10.1

Execution Version

PURCHASE, SALE AND CONTRIBUTION AGREEMENT

DATED DECEMBER 15, 2014

AMONG

GOLAR LNG LIMITED,

GOLAR LNG PARTNERS LP,

AND

GOLAR PARTNERS OPERATING LLC

i

ii

SCHEDULE A	Insurance
EXHIBIT I	Form of Loan Agreement
EXHIBIT II	Form of Letter Agreement

iii

PURCHASE, SALE AND CONTRIBUTION AGREEMENT (the “Agreement”), dated as of December 15, 2014, by and among GOLAR LNG LIMITED, a Bermuda exempted company (“Seller”), GOLAR LNG PARTNERS LP, a Marshall Islands limited partnership (“Buyer”), and GOLAR PARTNERS OPERATING LLC, a Marshall Islands limited liability company (“OLLC”), each a “Party” and collectively, the “Parties.”

RECITALS

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, (i) all of the outstanding shares of capital stock (the “M2024 Corp Shares”) of Golar Hull M2024 Corp., a Republic of the Marshall Islands corporation (“M2024 Corp”), and (ii) all of the outstanding shares of capital stock (the “Eskimo Corp Shares” and, together with the M2024 Shares, the “Shares”) of Golar Eskimo Corp., a Republic of the Marshall Islands corporation (“Eskimo Corp”);

WHEREAS, Seller is the record owner of the Shares;

WHEREAS, Buyer wishes to contribute the Shares to the OLLC as a capital contribution;

WHEREAS, M2024 Corp is a party to that certain Shipbuilding Contract, dated as of April 8, 2011 (as amended, the “Shipbuilding Contract”), with Samsung Heavy Industries (“Samsung”), for the construction of the Golar Eskimo, a floating storage and regasification unit (“FSRU”) with Hull Number HN2024 (the “Vessel”); and

WHEREAS, upon the delivery of the Vessel from Samsung, Eskimo Corp will purchase the Vessel from M2024 Corp pursuant to the acquisition agreement with respect to the Vessel (the “Eskimo Purchase Agreement”), such that, at the time of the Closing (as defined herein), Eskimo Corp will be the owner of the Vessel;

WHEREAS, the Vessel is subject to an FSRU Lease Agreement (the “Charter”), dated July 31, 2013, with The Government of the Hashemite Kingdom of Jordan, represented by the Ministry of Energy and Mineral Resources of the Hashemite Kingdom of Jordan (the “Charterer”).

NOW, THEREFORE, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01          Definitions.  In this Agreement, unless the context requires otherwise or unless otherwise specifically provided herein, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“1934 Act Filings” means the filings Seller has made with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

“Agreement” means this Agreement, including its recitals, schedules and exhibits, as amended and supplemented.

“Applicable Law” in respect of any Person, property, transaction or event, means all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction or event and all general principles of common law and equity.

“Business Day” means any day other than a Saturday, Sunday or any statutory holiday on which banks in London or New York are required to close.

“Buyer” has the meaning given to it in the Preamble to this Agreement.

“Buyer Attorney-in-Fact” has the meaning given to it in Section 11.02(a).

“Buyer Indemnitees” has the meaning given to it in Section 10.01.

“Charter” has the meaning given to it in the recitals.

“Charterer” has the meaning given to it in the recitals.

“Closing” has the meaning given to it in Section 2.02.

“Closing Date” means the day on which the Closing takes place.

“Contracts” has the meaning given to it in Section 5.04.

“Covered Environmental Losses” means all Losses suffered or incurred by Buyer Indemnitees by reason of, arising out of or resulting from:

(i) any violation or correction of violation of Environmental Laws; or

(ii) any event or condition relating to environmental or human health and safety matters,

in each case, associated with the ownership or operation by Buyer of the Vessel (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Vessel or the disposal or release of, or exposure to, Hazardous Substances generated by or otherwise related to operation of the Vessel), including, without limitation, the reasonable and documented cost and expense of (a) any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action required or necessary under Environmental Laws, (b) the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws and (c) any environmental or toxic tort (including, without limitation, personal injury or property damage claims) pre-trial, trial or appellate legal or litigation support work;

but only to the extent that such violation complained of under clause (i), or such events or conditions included in clause (ii), occurred before the Closing Date; and, provided that, in no event shall Losses to the extent arising from a change in any Environmental Law after the Closing Date be deemed “Covered Environmental Losses.”

“Encumbrance” means any mortgage, maritime or other lien, charge, assignment, adverse claim, hypothecation, restriction, option, covenant, voting trust arrangement, adverse claim, condition, encumbrance or right, whether fixed or floating, on, or any security interest in, any property whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind.

“Environmental Laws” means all international, federal, state, foreign and local laws, statutes, rules, regulations, treaties, conventions, orders, judgments and ordinances having the force and effect of law and relating to protection of natural resources, health and safety and the environment, each in effect and as amended through the Closing Date.

“Eskimo Corp” has the meaning given to it in the recitals.

“Eskimo Credit Facility” means the tranche under the US $1.125 billion credit facility pursuant to the Facilities Agreement dated July 25, 2013, by and among M2024 Corp and the other borrowers named therein, as borrowers, and certain banks and financial institutions party thereto, as lenders, that relates to the Vessel.

“Eskimo Purchase Agreement” has the meaning given to it in the recitals.

“Golar LNG Partners Credit Facility” means the US $285,000,000 credit facility dated September 29, 2008, as amended, between (1) Buyer, as borrower, (2) Nordea Bank Norge ASA, DNB Bank ASA, Citigroup Global Markets Limited, BNP Paribas and Lloyds TSB Bank PLC, as lead arrangers, (3) Nordea Bank Finland PLC, DNB Bank ASA, Citibank N.A., BNP Paribas and Lloyds TSB Bank PLC, as swap banks, (4) Nordea Bank Norge ASA, as facility agent and security agent, and (5) Citigroup Global Markets Limited as book runner.

“Governmental Authority” means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization.

“Hazardous Substances” means (a) each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, solid waste, contaminant or toxic substance under Environmental Laws; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof; (d) any radioactive material; and (e) any asbestos-containing materials in a friable condition.

“Insolvency Event” means, with respect to any Person, that any of the following actions has occurred in relation to it:

(a)           an order has been made or an effective resolution passed or other proceedings or actions taken (including, without limitation, the presentation of a petition) with a view to its administration, bankruptcy, winding-up, liquidation or dissolution; or

(b)           it has had a receiver, administrative receiver, manager or administrator appointed over all or any substantial part of its undertaking or assets; or

(c)           any event has occurred or situation arisen in any jurisdiction that has a substantially similar effect to any of the foregoing.

“Losses” means, with respect to any matter, all losses, claims, damages, liabilities, deficiencies, costs, expenses (including all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value, whether or not involving a claim from a third party, however specifically excluding consequential, special and indirect losses.

“Loan Agreement” has the meaning given to it in Section 2.04.

“M2024 Corp” has the meaning given to it in the recitals.

“Manager” means Golar Wilhelmsen Management AS.

“Material Agreements” has the meaning given to it in Section 5.10.

“OLLC” has the meaning given to it in the Preamble to this Agreement.

“OLLC Attorney-in-Fact” has the meaning given to it in Section 11.02(b).

“Organizational Documents” has the meaning given to it in Section 5.02.

“Party” or “Parties” has the meaning given to it in the Preamble to this Agreement.

“Person” means an individual, legal personal representative, corporation, body corporate, firm, limited liability company, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority.

“Purchase Price” has the meaning given to it in Section 2.01.

“Purchase Price Adjustments” has the meaning given to it in Section 2.04(a).

“Seller” has the meaning given to it in the Preamble to this Agreement.

“Seller Attorney-in-Fact” has the meaning given to it in Section 11.02(c).

“Seller Indemnitees” has the meaning given to it in Section 10.02.

“Shares” has the meaning given to it in the recitals.

“Shipbuilding Contract” has the meaning given to it in the recitals.

“Ship Management Agreement” the agreement pursuant to which Golar Wilhelmsen will manage the operation of the Vessel.

“Subsidiaries” means Eskimo Corp and M2024 Corp, collectively, and “Subsidiary” means either of them.

“Taxes” means all income, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, excise, customs, anti-dumping, countervail, net worth, stamp, registration, payroll, employment, health, education, business, school, property, local improvement, development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other taxes required to be reported upon or paid to any Governmental Authority and all interest and penalties thereon.

“Time of Closing” has the meaning given to it in Section 2.02.

“Vessel” has the meaning given to it in the recitals.

ARTICLE II

PURCHASE AND SALE OF THE SHARES; CLOSING; CONTRIBUTION OF THE SHARES

Section 2.01          Purchase and Sale of the Shares.  Seller agrees to sell and transfer to Buyer, and Buyer agrees to purchase from Seller, for $390.0 million, less outstanding debt obligations under the Eskimo Credit Facility as of the Closing Date (the “Purchase Price”) (which is estimated will be approximately $162.8 million) and in accordance with and subject to the terms and conditions set forth in this Agreement, the Shares.

Section 2.02          Closing.  On the terms and subject to the conditions of this Agreement, the sale and transfer of the Shares and payment of the Purchase Price shall take place on January 6, 2015 or on such other date as may be agreed upon by Seller and Buyer (the “Time of Closing”).  The sale and transfer of the Shares is hereinafter referred to as the “Closing.”

Section 2.03          Place of Closing.  The Closing shall occur at a place agreed upon by Seller and Buyer.

Section 2.04          Funding of Purchase Price for the Shares; Purchase Price Adjustments.

(a)           At or prior to the Time of Closing, the Partnership shall enter into a term loan agreement with Seller, as the lender (the “Loan Agreement”), pursuant to which the Buyer shall borrow from Seller on the Closing Date, $220.0 million.  The Loan Agreement shall be in substantially the form attached to this Agreement as Exhibit I hereto.

(b)           Within 30 days following the Closing Date, Buyer and Seller shall agree upon certain post-Closing adjustments to the Purchase Price by an amount equal to the amount by which all net working capital (excluding inventory and debt) reflected on the books and records as of the Closing Date of the Subsidiaries transferred either exceeds or is less than $1.0 million (the “Purchase Price Adjustments”).

Within 45 days following the Closing Date, Seller or Buyer, as applicable, shall pay to the other Party an amount, in cash, equal to the aggregate of all Purchase Price Adjustments pursuant to Section 2.04(b).

Section 2.05          Negotiated Improved Terms.  If, prior to June 30, 2015, Seller negotiates with Charterer any contractual terms that are improvements over those contained in the Charter as in effect on the date hereof, Buyer shall pay to Seller an additional amount equal to the fair value of any such improvements, as the Parties may agree.  The fair value of any improved terms shall be approved by Seller and the conflicts committee of the Buyer (the “Buyer Conflicts Committee”).  If Seller and Buyer Conflicts Committee are unable to agree on the fair market value of any improved term, Seller and Buyer Conflicts Committee will engage a mutually-agreed-upon investment banking firm, ship broker or other expert advisor to determine the fair market value of any such term, any such determination of fair value to be binding upon Seller and Buyer.

Section 2.06          Contribution of the Shares after the Closing.  Immediately after legal title in the Shares has been properly transferred to Buyer in accordance with Applicable Law, Buyer shall contribute the Shares to OLLC, and OLLC shall accept the Shares as a contribution to OLLC’s capital.

Section 2.07          Satisfaction of Certain Intercompany Receivables.  Seller hereby acknowledges that, upon receipt of the Purchase Price any amounts payable to it by Eskimo Corp and M2024 Corp will be extinguished.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to Seller that as of the date hereof and on the Closing Date:

Section 3.01          Organization; Good Standing and Authority.  The Buyer has been duly formed and is validly existing in good standing under the laws of the Republic of the Marshall Islands and has all requisite limited partnership power and authority to operate its assets and conduct its business as it is now being conducted.  No Insolvency Event has occurred with respect to Buyer and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.

Section 3.02          Authorization, Execution and Delivery of this Agreement.  The Buyer has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Buyer pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

Section 3.03          No Conflicts.  The execution, delivery and performance by Buyer of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) Buyer’s certificate of limited partnership or limited partnership agreement; (ii) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which Buyer is a party or is subject or by which any of its assets or properties may be bound; or (iii) any Applicable Laws.

Section 3.04          No Consents.  Except as have already been obtained or that will be obtained prior to the Time of Closing, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer and OLLC that as of the date hereof and on the Closing Date:

Section 4.01          Organization; Good Standing and Authority.  Seller has been duly incorporated and is validly existing and in good standing under the laws of Bermuda and has all requisite corporate capacity to operate its assets and conduct its business as described in the 1934 Act Filings.  No Insolvency Event has occurred with respect to Seller and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.

Section 4.02          Authority and Authorization; Execution and Delivery of this Agreement.  The Seller has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Seller pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

Section 4.03          No Conflicts.  The execution, delivery and performance by Seller of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) Seller’s articles of incorporation or by-laws or other organizational documents; (ii) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which Seller is a party or is subject or by which any of its assets or properties may be bound; or (iii) any Applicable Laws.

Section 4.04          No Consents.  Except as have already been obtained or that will be obtained prior to the Time of Closing, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereunder.

Section 4.05          Legal and Beneficial Title to Shares; No Encumbrances.  As of the date hereof, Seller is the record owner of the Shares and has legal and beneficial title to the Shares, free and clear of any and all Encumbrances, other than in connection with the Eskimo Credit Facility, and, upon conveyance on the Closing Date of the certificate representing the Shares endorsed by Seller in favor of Buyer, Buyer will receive legal and beneficial title to the Shares, free and clear of any and all Encumbrances, other than in connection with the Eskimo Credit Facility.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
SELLER REGARDING THE SUBSIDIARIES

The Seller represents and warrants to Buyer and the OLLC that as of the date hereof and on the Closing Date:

Section 5.01          Organization; Good Standing and Authority.  Each of the Subsidiaries has been incorporated and is validly existing in good standing under the laws of the Republic of the Marshall Islands and each has all requisite corporate power and authority to own and operate its assets and conduct its business.  No Insolvency Event has occurred with respect to either of the Subsidiaries, and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.  Each of the Subsidiaries is qualified to do business, is in good standing and has all required and appropriate licenses and authorizations in each jurisdiction in which its failure to obtain or maintain such qualification, good standing, licensing or authorization would have a material adverse effect on the condition (financial or otherwise), assets, properties, business or prospects of the Subsidiaries, taken as a whole.

Section 5.02          Capitalization; No Options.  The Eskimo Corp Shares and the M2024 Corp Shares have been duly authorized and validly issued in accordance with the articles of incorporation and by-laws or other organizational documents of Eskimo Corp and M2024 Corp (the “Organizational Documents”), as applicable, and are fully paid and non-assessable and constitute the total authorized, issued and outstanding capital stock of Eskimo Corp and M2024 Corp, respectively.  There are not outstanding (i) any options, warrants or other rights to purchase any capital stock of Eskimo Corp or M2024 Corp, (ii) any securities convertible into or exchangeable for shares of such capital stock or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Eskimo Corp or M2024 Corp.

Section 5.03          Organizational Documents.  The Seller has supplied to Buyer true and correct copies of the Organizational Documents, as amended to the Closing Date, and no amendments will be made to the Organizational Documents prior to the Closing Date without the prior written consent of Buyer (such consent not to be unreasonably withheld).

Section 5.04          Validity of Certain Agreements.  Seller has supplied to Buyer true and correct copies of the Charter, the Eskimo Credit Facility, the Shipbuilding Contract and the Eskimo Purchase Agreement, the Ship Management Agreement and any related documents, as amended through the Closing Date (the “Contracts”).  Each of the Contracts is a valid and binding agreement of any Subsidiary party thereto, enforceable against it in accordance with its terms and, to the knowledge of Seller, each of the Contracts is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

Section 5.05          No Conflicts.  The execution, delivery and performance of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the Organizational Documents; (ii) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which any Subsidiary is a party or is subject or by which any of its assets or properties may be bound; (iii) any Applicable Laws; or (iv) give any other party thereto a right to terminate any agreement or other instrument to which either of the Subsidiaries is a party or by which either of them is bound.

Section 5.06          Title to Vessel; Encumbrances.  At the time of the Closing, Eskimo Corp will have good and marketable title to the Vessel, free and clear of any and all Encumbrances, other than those arising under the Eskimo Credit Facility.  As of the date hereof, there are no borrowings outstanding under the Eskimo Credit Facility.

Section 5.07          Litigation.

(a)           There is no action, suit or proceeding to which either of the Subsidiaries is a party (either as a plaintiff or defendant) pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against either of the Subsidiaries; and, to the best knowledge of Seller, there is no basis for any such action, suit or proceeding;

(b)           Neither of the Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets or properties of such Subsidiary; and

(c)                                  There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring either of the Subsidiaries to take any action of any kind with respect to its business, assets or properties.

Section 5.08                            Indebtedness to and from Officers, etc.  Neither of the Subsidiaries will be indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of Seller or any spouse, child, or other relative or any affiliate of any such person, nor shall any such officer, director, stockholder, employee, relative or affiliate be indebted to either of the Subsidiaries.

Section 5.09                            Personnel.  Neither of the Subsidiaries has any employees other than the crew serving on board the Vessel, to the extent such crew members are not directly employed by the Manager.

Section 5.10                            Contracts and Agreements.  All material contracts and agreements, written or oral, to which either of the Subsidiaries is a party or by which any of their assets are bound, including the Contracts (the “Material Agreements”), have been disclosed to Buyer.  Except as otherwise contemplated herein, no other contracts will be entered into by either Subsidiary prior to the Closing Date without the prior consent of Buyer (such consent not to be unreasonably withheld).

(a)                                 Each of the Material Agreements is a valid and binding agreement of the applicable Subsidiary enforceable against it in accordance with its terms, and to the knowledge of Seller, each Material Agreement is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with their terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(b)                                 Each of the Subsidiaries has fulfilled all material obligations required to have been performed by it prior to the date hereof pursuant to the Material Agreements and neither Subsidiary has waived any material rights thereunder; and

(c)                                  There has not occurred any material default on the part of either Subsidiary under any of the Material Agreements, or to the knowledge of Seller, on the part of any other party thereto, nor has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of either Subsidiary under any of the Material Agreements nor, to the knowledge of Seller, has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Material Agreements.

Section 5.11                            Compliance with Law.  The conduct of business by either of the Subsidiaries or the operation of the Vessel on the date hereof does not violate any Applicable Laws (including, but not limited to, any of the foregoing relating to employment discrimination, environmental protection or conservation, and the provisions of all international conventions and the rules and regulations issued thereunder applicable to the Vessel), the enforcement of which would materially and adversely affect the business, assets, condition (financial or otherwise) or prospects of the Subsidiaries, taken as a whole, nor have either of the Subsidiaries received any notice of any such violation.

Section 5.12                            No Undisclosed Liabilities.  Neither the Subsidiaries nor the Vessel has any Encumbrances, or other liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation), except for such liabilities or obligations arising under the Contracts and other than the Encumbrances or other liabilities or obligations appearing in the ship registry of the Vessel.

Section 5.13                            Disclosure of Information.  The Seller has disclosed to Buyer all material information on, and about, the Subsidiaries and the Vessel and all such information is true, accurate and not misleading in any material respect.  Nothing has been withheld from any materials provided by Seller to Buyer in connection with the transactions contemplated by this Agreement that would render such information untrue or misleading.

Section 5.14                            Insurance.  The insurance policies relating to the Vessel are set forth on Schedule A hereto, each of which will be in full force and effect at the time of the Closing.

Section 5.15                            U.S Tax Classification.  Each Subsidiary is or prior to Closing will be classified for United States federal income tax purposes as an entity disregarded as separate from Seller pursuant to Treas. Reg. Sections 301.7701-2 and 301.7701-3. Neither Seller nor the Subsidiaries will take any action to change the U.S. federal income tax classification of either of the Subsidiaries.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF
SELLER REGARDING THE VESSEL

The Seller represents and warrants to Buyer and the OLLC that:

Section 6.01                            Flag.  At the time of the Closing, the Vessel will be properly registered in the name of Eskimo Corp under and pursuant to the flag and law of the Republic of the Marshall Islands and all fees due and payable in connection with such registration will have been paid prior to the Closing.

Section 6.02                            Classification.  At the time of the Closing, the Vessel will be entered with Det Norske Veritas and will have the highest classification rating.  At the time of the Closing, the Vessel will be in class without any recommendations or notation as to class or other requirement of the relevant classification society, and if the Vessel is in a port, it will not be in such condition that it cannot be detached by any port state authority or the flag state authority for any deficiency.

Section 6.03                            Maintenance.  Prior to the Closing, the Vessel will have been delivered, maintained in a proper and efficient manner in accordance with internationally accepted standards for good ship maintenance, will be in good operating order, condition and repair and be seaworthy and all repairs made to the Vessel and all known scheduled repairs due to be made and all known deficiencies will have been disclosed to Buyer.

Section 6.04                            Liens.  At the time of the Closing, the Vessel will not (i) be under arrest or otherwise detained, (ii) other than in the ordinary course of business, be in the possession of any Person (other than her master and crew) or (iii) be subject to a possessory lien.

Section 6.05                            Safety.  At the time of the Closing, the Vessel will be supplied with valid and up-to-date safety, safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of the Republic of the Marshall Islands or of any other pertinent jurisdiction, or that would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations.

Section 6.06                            No Blacklisting or Boycotts.  On the date hereof and on the Closing Date, no blacklisting or boycotting of any type has been or will have been applied or exists or will exist in respect of the Vessel.

Section 6.07                            No Options.  There are no outstanding options or other rights to purchase the Vessel, and on the Closing Date, there will be no outstanding options or other rights to purchase the Vessel.

Section 6.08                            Vessel Performance.  At the Scheduled Delivery Date (as such term is defined in the Charter), the Vessel will comply in all material respects with the technical and operational specifications set forth in the Charter and will be in every way fit to perform the floating storage and regasification unit services contemplated in the Charter.

ARTICLE VII

PRE-CLOSING MATTERS

Section 7.01                            Covenants of Seller Prior to the Closing.  From the date of this Agreement to the Closing Date, Seller shall cause the Subsidiaries to conduct their businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted. The Seller shall not permit the Subsidiaries to enter into any contracts or other written or oral agreements prior to the Closing Date, other than such contracts and agreements as have been disclosed to Buyer prior to the date of this Agreement, without the prior consent of Buyer (such consent not to be unreasonably withheld). In addition, Seller shall not permit the Subsidiaries to take any action that would result in any of the conditions to the purchase and sale of the Shares set forth in Article VIII not being satisfied.  Furthermore, Seller hereby agrees and covenants that it:

(a)                                 shall cooperate with Buyer and use its reasonable best efforts to obtain, at or prior to the Closing Date, any consents required in respect of the transfer of the rights and benefits under the Material Agreements;

(b)                                 shall use its reasonable best efforts to take or cause to be taken promptly all actions and to do or cause to be done all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transaction contemplated by this Agreement and to cooperate with Buyer in connection with the foregoing, including using all reasonable best efforts to obtain all necessary consents, approvals and authorizations from each Governmental Authority and each other Person that are required to consummate the transaction contemplated under this Agreement;

(c)                                  shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of the Shares and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby;

(d)                                 shall not amend, alter or otherwise modify or permit any amendment, alteration or modification of any material provision of or terminate any Material Agreement prior to the Closing Date without the prior written consent of Buyer, such consent not to be unreasonably withheld or delayed;

(e)                                  shall not exercise or permit any exercise of any rights or options contained in any of the Material Agreements, without the prior written consent of Buyer, not to be unreasonably withheld or delayed;

(f)                                   shall observe and perform in a timely manner, all of its covenants and obligations under the Material Agreements, if any, and in the case of a default by another party thereto, it shall forthwith advise Buyer of such default and shall, if requested by Buyer, enforce all of its rights under the Material Agreements, as applicable, in respect of such default;

(g)                                  shall not cause or, to the extent reasonably within its control, permit any Encumbrances to attach to the Vessel other than in connection with the Eskimo Credit Facility; and

(h)                                 shall permit representatives of Buyer to make, prior to the Closing Date, at Buyer’s risk and expense, such searches, surveys, tests and inspections of the Vessel as Buyer may deem desirable; provided, however, that such surveys, tests or inspections shall not damage the Vessel or interfere with the activities of Seller or the Charterer thereon and that Buyer shall furnish Seller with evidence that Buyer has adequate liability insurance in full force and effect.

Section 7.02                            Covenant of Buyer Prior to the Closing.  The Buyer hereby agrees and covenants that during the period of time after the date of the Agreement and prior to the Closing Date, Buyer shall, in respect of the Shares to be transferred on the Closing Date, take, or cause to be taken, all necessary partnership action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of the Shares and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby.

ARTICLE VIII

CONDITIONS OF CLOSING

Section 8.01                            Conditions of the Parties.  The obligation of Seller to sell the Shares and the obligation of Buyer to purchase the Shares is subject to the satisfaction (or waiver by each of Seller and Buyer) on or prior to the Closing Date of the following conditions:

(a)                                 The Seller shall have received any and all written consents, permits, approvals or authorizations of any Governmental Authority or any other Person (including, but not limited to, with respect to the Contracts and the Golar LNG Partners Credit Facility) and shall have made any and all notices or declarations to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder, including the transfer of the Shares;

(b)                                 No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Shares;

(c)                                  Seller and Buyer shall have entered into the Loan Agreement;

(d)                                 Eskimo Corp and M2024 Corp shall have entered into the Eskimo Purchase Agreement, and the transaction contemplated thereby shall have been consummated; and

(e)                                  Seller and Buyer shall have entered into a letter agreement in substantially the form attached as Exhibit II hereto.

Section 8.02                            Conditions of Seller.  The obligation of Seller to sell the Shares is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a)                                 The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);

(b)                                 The Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the Closing Date; and

(c)                                  All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller shall have received copies of all such documents and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

Section 8.03                            Conditions of Buyer.  The obligation of Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of the following conditions:

(a)                                 The representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);

(b)                                 The Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the Closing Date;

(c)                                  The results of the searches, surveys, tests and inspections of the Vessel referred to in Section 7.01(h) of this Agreement are reasonably satisfactory to Buyer;

(d)                                 The Buyer shall have obtained the funds necessary to consummate the purchase of the Shares, and to pay all related fees and expenses; and

(e)                                  All proceedings to be taken in connection with the transaction contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01                            Termination of Agreement.  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the purchase and sale of the Shares contemplated by this Agreement abandoned at any time prior to the Closing:

(a)                                 by mutual written consent of Seller and Buyer;

(b)                                 by Seller if any of the conditions set forth in Section 8.01 and Section 8.02 shall have become incapable of fulfillment, and shall not have been waived by Seller; or

(c)                                  by Buyer if any of the conditions set forth in Section 8.01 and Section 8.03 shall have become incapable of fulfillment, and shall not have been waived by Buyer;

provided, however, that the Party seeking termination pursuant to clause (b) or (c) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 9.02                            Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each Party hereto.  An instrument in writing by Buyer, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

ARTICLE X

INDEMNIFICATION

Section 10.01                     Indemnity by Seller.  Following the Closing, Seller shall, jointly and severally, be liable for, and shall indemnify, defend and hold harmless Buyer, OLLC and each of their respective officers, directors, employees, agents and representatives (the “Buyer Indemnitees”) from and against:

(a)                                 any Losses, suffered or incurred by such Buyer Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, Seller in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by Seller;

(b)                                 any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transaction contemplated by this Agreement;

(c)                                  any Losses suffered or incurred by such Buyer Indemnitee in connection with any claim for the repayment of hire or damages in relation to the Vessel for periods prior to the Closing;

(d)                                 all federal, state, foreign and local income tax liabilities attributable to the Subsidiaries or the Vessel prior to the Closing Date;

(e)                                  any Covered Environmental Losses, to the extent that Seller is notified by Buyer of any such Covered Environmental Losses within five (5) years after the Closing Date;

(f)                                   any Losses, suffered or incurred by such Buyer Indemnitee by reason of the Acceptance Minimum Requirements (as such term is defined in the Charter) not being satisfied;

(g)                                  any Losses, suffered or incurred by such Buyer Indemnitee as a result of any offhire time and repair costs associated with the Performance Tests (as such term is defined in the Charter); and

(h)                                 any Losses, suffered or incurred by such Buyer Indemnitee as a result of any offhire time and repair costs commencing from Scheduled Delivery Date due to delays in the Project (as such terms are defined in the Charter) and any delays in completing the process of outfitting the Vessel with all materials, personnel and equipment required to perform FSRU services as contemplated under the Charter.

Section 10.02                     Indemnity by Buyer.  Following the Closing, Buyer shall indemnify Seller and its affiliates and each of its officers, directors, employees, agents and representatives (the “Seller Indemnitees”) against and hold them harmless from, any Losses, suffered or incurred by such Seller Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, Buyer in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by Buyer.

ARTICLE XI

MISCELLANEOUS

Section 11.01                     Further Assurances.  From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with Applicable Law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests distributed, contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.

Section 11.02                     Powers of Attorney.

(a)                                 The Buyer hereby constitutes and appoints each of Georgina Sousa, Brian Tienzo, Osman Ilyas, Graham Robjohns, Claire Burnard, Abigail Baltar, Roger Swan and Anna Lingi (the “Buyer Attorney-in-Fact”) as its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of Buyer and its successors and assigns, and for the benefit of Buyer Attorney-in-Fact to demand and receive from time to time the Shares conveyed by this Agreement (or intended so to be) and to execute in the name of Buyer and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of Buyer for the benefit of Buyer Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which Buyer Attorney-in-Fact may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in and to the Shares, (b) defend and compromise any and all actions, suits or proceedings in respect of any of the Shares, and (c) do any and all such acts and things in furtherance of this Agreement as Buyer Attorney-in-Fact shall deem advisable.  The Buyer hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of Buyer or its successors or assigns or by operation of law.

(b)                                 OLLC hereby constitutes and appoints each of Georgina Sousa, Brian Tienzo, Osman Ilyas, Graham Robjohns, Claire Burnard, Abigail Baltar, Roger Swan and Anna Lingi (the “OLLC Attorney-in-Fact”) as its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of OLLC and its successors and assigns, and for the benefit of the OLLC Attorney-in-Fact to demand and receive from time to time the Shares conveyed by this Agreement (or intended so to be) and to execute in the name of OLLC and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of OLLC for the benefit of the OLLC Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the OLLC Attorney-in-Fact may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in and to the Shares, (b) defend and compromise any and all actions, suits or proceedings in respect of any of the Shares, and (c) do any and all such acts and things in furtherance of this Agreement as the OLLC Attorney-in-Fact shall deem advisable.  OLLC hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of the OLLC or its successors or assigns or by operation of law.

(c)                                  Seller hereby constitutes and appoints each of Georgina Sousa, Brian Tienzo, Osman Ilyas, Graham Robjohns, Claire Burnard, Abigail Baltar, Roger Swan and Anna Lingi (the “Seller Attorney-in-Fact”) as its true and lawful attorney in fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of Seller and its successors and assigns, and for the benefit of Seller Attorney-in-Fact to demand and receive from time to time the Shares conveyed by this Agreement (or intended so to be) and to execute in the name of Seller and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of Seller for the benefit of Seller Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which Seller Attorney-in-Fact may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in and to the Shares, (b) defend and compromise any and all actions, suits or proceedings in respect of any of the Shares, and (c) do any and all such acts and things in furtherance of this Agreement as Seller Attorney-in-Fact shall deem advisable.  Seller hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of Seller or its successors or assigns or by operation of law.

Section 11.03                     Headings; References; Interpretation.  All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 11.04                     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 11.05                     No Third Party Rights.  The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 11.06                     Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties hereto.

Section 11.07                     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, applicable to contracts made and to be performed wholly within such jurisdiction, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Shares are located, shall apply.

Section 11.08                     Severability.  If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement.  Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 11.09                     Integration.  This Agreement, the Schedules hereto and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter hereof.  This Agreement, the Schedule hereto and the instruments referenced herein contain the entire understanding of the Parties with respect to the subject matter hereof and thereof.  No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.

Section 11.10                     No Broker’s Fees.  No one is entitled to receive any finder’s fee, brokerage, or other commission in connection with the purchase of the Shares or the consummation of the transactions contemplated by this Agreement.

Section 11.11                     Notices.  All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing the same in the mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by private-courier, prepaid, or by telecopier to such party.  Notice given by personal delivery or mail shall be effective upon actual receipt.  Couriered notices shall be deemed delivered on the date the courier represents that delivery will occur.  Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement, or at such other address as such Party may stipulate to the other Party in the manner provided in this Section 11.11.

Section 11.12                     Survival of Representations and Warranties.  The representations and warranties of Seller in this Agreement will survive the completion of the transactions contemplated hereby regardless of any independent investigations that Buyer may make or cause to be made, or knowledge it may have, prior to the date of this Agreement and will continue in full force and effect for a period of one year from the Closing Date.  At the end of such period, such representations and warranties will terminate, and no claim may be brought by Buyer against Golar thereafter in respect of such representations and warranties, except for claims that have been asserted by Buyer prior to the Closing Date.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS HEREOF, each of the Parties hereto has caused this Agreement to be signed as of the date first above written.

GOLAR LNG LIMITED

By:	/s/ Brian Tienzo
Name: Brian Tienzo
Title: Attorney-in-Fact

Address for Notice:

Par-la-Ville Place,
14 Par-la-Ville Road
Hamilton, HM08
Bermuda
Phone	+44 207 063 7900
Fax:	+44 207 063 7901
Attention:	Brian Tienzo

GOLAR LNG PARTNERS LP

By:	/s/ Brian Tienzo
Name: Brian Tienzo
Title: Attorney-in-Fact

Address for Notice:

c/o Golar Management Limited
13th Floor
One America Square
17 Crosswall
London EC3N 2LB
England
Phone	+44 207 063 7900
Fax:	+44 207 063 7901
Attention:	Brian Tienzo

SIGNATURE PAGE TO

PURCHASE, SALE AND CONTRIBUTION AGREEMENT

GOLAR PARTNERS OPERATING LLC

By:	/s/ Brian Tienzo
Name: Brian Tienzo
Title: Attorney-in-Fact

Address for Notice:

c/o Golar Management Limited
13th Floor
One America Square
17 Crosswall
London EC3N 2LB
England
Phone	+44 207 063 7900
Fax:	+44 207 063 7901
Attention:	Brian Tienzo

SIGNATURE PAGE TO

PURCHASE, SALE AND CONTRIBUTION AGREEMENT

SCHEDULE A

INSURANCE

A-1

FSRU Golar Eskimo - Insurances from delivery

Interest	Insured Value, USD	Rate, p.a.	Premium, p.a., USD	Premium/day, USD	Renewal date
Hull & Machinery (1)	260,000,000	0.08997%	233,911	641	11th July 2015
Hull Interest (1)	65,000,000	0.06315%	41,048	112	11th July 2015
Freight Interest (1)	65,000,000	0.04808%	31,252	86	11th July 2015
War Risks	390,000,000	0.00400%	15,600	43	1st Jan 2015
Loss of Hire (1)	26,100,000	0.71500%	186,615	511	11th July 2015
P&I (2)			92,201	253	20th Feb 2015
FD&D (2)			4,961	14	20th Feb 2015
CGL (3)			0	0	20th Feb 2015
Total			605,588	1,659

(1) Hull & Machinery, Hull Interest, Freight Interest and Loss of Hire premium will be from start-up at site

(2)P&I: Premium is ETC (Expected total call), 80% debited at attachment, balance in Aug the following year

(3) CGL: limit USD 150 mill, effective from date t.b.a. / from start-up at site

FSRU Golar Eskimo - Insurances from start-up at site

Interest	Insured Value, USD	Rate, p.a.	Premium, p.a., USD	Premium/day, USD	Renewal date
Hull & Machinery	260,000,000	0.05932%	154,237	423	11th July 2015
Hull Interest	65,000,000	0.05310%	34,515	95	11th July 2015
Freight Interest	65,000,000	0.03803%	24,720	68	11th July 2015
War Risks	390,000,000	0.00400%	15,600	43	1st Jan 2015
Loss of Hire	26,100,000	0.50054%	130,641	358	11th July 2015
P&I (2)			92,201	253	20th Feb 2015
FD&D (2)			4,961	14	20th Feb 2015
CGL			37,500	103	20th Feb 2015
Total			494,375	1,354

EXHIBIT I

FORM OF LOAN AGREEMENT

Date    [          ] January 2015

GOLAR LNG LIMITED

as Lender

-and-

GOLAR LNG PARTNERS LP

as Borrower

LOAN AGREEMENT

INDEX

Clause		Page

1	INTERPRETATION	1

2	LOAN	2

3	INTEREST AND DEFAULT INTEREST	2

4	REPAYMENT, PREPAYMENT AND CANCELLATION	2

5	REPRESENTATIONS AND WARRANTIES	3

6	UNDERTAKINGS	3

7	PAYMENTS AND CALCULATIONS	4

8	EVENTS OF DEFAULT	4

9	COSTS	6

10	INDEMNITIES	6

11	NO SET-OFF OR TAX DEDUCTION	6

12	ILLEGALITY	7

13	TRANSFERS	7

14	NOTICES	7

15	SUPPLEMENTAL	8

16	LAW AND JURISDICTION	9

EXECUTION PAGE		10

THIS AGREEMENT is made on [          ] January 2015

BETWEEN

(1)                                 GOLAR LNG LIMITED, a company incorporated in Bermuda whose registered office is at 14 Par La Ville Place, Par La Ville Road, Hamilton, Bermuda (the “Lender”); and

(2)                                 GOLAR LNG PARTNERS LP, a limited partnership formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Borrower)”.

IT IS AGREED as follows:

1                                         INTERPRETATION

1.1                               Definitions.  In this Agreement:

“Applicable Margin” means, at any time, (i) with respect to the first $120 million of the principal amount of the Loan outstanding at such time, 2.50% per annum and (ii) with respect to the remaining principal amount of the Loan outstanding at such time, 3.25% per annum;

“Business Day”  means a day on which banks are open in London and, in respect of a day on which a payment is required to be made under this Agreement, also in New York City;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Event of Default” means any of the events or circumstances described in Clause 8.1;

“Facilities Agreement” means the facilities agreement dated 25 July 2013 (as amended and supplemented to date) and made between (i) Golar Hull M2024 Corp. and the other entities listed on Schedule 1 thereto as borrowers, (ii) the banks and financial institutions listed in Schedule 1 thereto as lenders, (iii) the Lender, as Parent, (iv) Swedbank AB (publ), as Agent (the “Agent”) and Security Agent and (v) the other parties thereto, in respect of loan facilities of up to US$1,125,000,000;

“Interest Period” means (a) initially, the period commencing on the date hereof and ending on the first Quarterly Date following the date hereof; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending three months thereafter;

“LIBOR” means the three (3) month LIBOR rate published in the Wall Street Journal two (2) Business Days before, as applicable, the initial or each subsequent Interest Period;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Loan Interest Rate” means LIBOR plus the Applicable Margin;

“Original Loan” has the meaning provided in Clause 2.1;

“Quarterly Payment Date” means the last day of March, June, September and December; and

“Repayment Date” means the date on which the Loan is to be repaid in accordance with Clause 5.

“Senior Facility” means each of the following: (i) Bond Agreement, dated October 11, 2012, between the Borrower and Norsk Tillitsmann ASA, as Bond Trustee on behalf of the bondholders in the bond issue FRN Golar LNG Partners LP Senior Unsecured Bond Issue 2012/2017, (ii) Senior Secured Amortising Term Loan and Revolving Credit Facility, dated June 25, 2013, among Golar Partners Operating LLC, as borrower, the Borrower, DNB Bank ASA, as Agent and Security Agent, the lenders party thereto and the other parties thereto, and (iii) any other loan, bond or other debt facility notified by the Borrower to the Lender in writing after the date hereof.

1.2                               Clause references.  References in this Agreement to Clauses are, unless otherwise specified, references to clauses of this Agreement.

1.3                               References to persons.  References to “person” or “persons” or to words importing persons include, without limitation, individuals, firms, corporations, government agencies, committees, departments, authorities and other bodies, incorporated or unincorporated, whether having distinct legal personality or not.

1.4                               Clause headings.  Clause headings are for ease of reference only.

2                                         LOAN

2.1                               Amount of Loan.  The Lender has made a loan to the Borrower in the amount of US$220,000,000 (the “Original Loan”) on the date hereof under the terms and conditions contained herein.

2.2                               Purpose of Loan.  The Borrower shall use the Loan to finance the purchase by it of all of the shares in Golar Hull M2024 Corp. and Golar Eskimo Corp. and for general working capital requirements.

3                                         INTEREST AND DEFAULT INTEREST

3.1                               Interest.  The Loan shall accrue interest at the Loan Interest Rate, and, subject to Clause 4.7,  interest shall be payable in arrears on each Quarterly Payment Date from the date hereof until and including the Repayment Date.

3.2                               Default rate of interest.  Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the Loan Interest Rate plus 2.0% per annum.

3.3                               Payment of accrued default interest.  Subject to the other provisions of this Agreement, any interest due under Clause 3.2 shall be payable on demand.

3.4                               Compounding of interest.  Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

4                                         REPAYMENT, PREPAYMENT AND CANCELLATION

4.1                               Repayment of Loan.  Subject to Clause 4.7, the Borrower shall repay the Loan in full together with any other sums owing by the Borrower to the Lender under, or in respect of, this Agreement on the date falling 2 years after the date hereof.

4.2                               Voluntary prepayment.  The Borrower may prepay the whole or part only of the Loan on giving at least 10 days’ prior written notice to the Lender.

4.3                               Effect of notice of prepayment.  A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment

2

notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

4.4                               Amounts payable on prepayment.  A prepayment shall be made together with any interest accrued and unpaid in respect of the principal amount prepaid.

4.5                               No reborrowing.  No amount prepaid may be reborrowed.

4.6                               Prepayment Incentive Fee.  If the Borrower shall prepay the Loan in full:

(i)                                     on or prior to 31 July 2015, the Lender shall pay to the Borrower a fee equal to 1.00% of the Original Loan within 2 Business Days after the date on which the Loan is paid in full; or

(ii)                                  after 31 July 2015 and on or prior to 31 January 2016, the Lender shall pay to the Borrower a fee equal to 0.50% of the Original Loan within 2 Business Days after the date on which the Loan is paid in full.

4.7                               Subordination.  Notwithstanding anything to the contrary contained in this Agreement (including under Clause 3 or 4 hereof), the Borrower shall not be required to make, and shall not make, any payment of principal, interest or any other amount under this loan, if a default or event of default (as defined in any Senior Facility) shall have occurred and be continuing.

5                                         REPRESENTATIONS AND WARRANTIES

5.1                               Borrower’s representations and warranties.  The Borrower represents and warrants to the Lender that the following statements are, at the date hereof, true and accurate:

(a)                                 it is duly formed with limited liability under the laws of the Republic of the Marshall Islands and has full power and authority to enter into and perform its obligations under this Agreement;

(b)                                 the execution, delivery and performance of this Agreement:

(i)                                     have been duly authorised by all necessary partnership action on its part; and

(ii)                                  do not contravene any applicable law, regulation or order binding on it or any of its assets or its constitutional documents;

(c)                                  the execution, delivery and performance by it of this Agreement does not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any relevant governmental authority or agency, except such as have been obtained and are in full force and effect; and

(d)                                 this Agreement constitutes its legal, valid and binding obligations.

5.2                               Survival of representations and warranties.  The representations and warranties given in this Clause 5 shall survive the execution of this Agreement.

6                                         UNDERTAKINGS

6.1                              General.  The Borrower undertakes with the Lender to comply with the following provisions of this Clause 6 at all times whilst it has any outstanding obligations or liabilities under this Agreement, except as the Lender may otherwise permit.

6.2                               Notification of Event of Default.  The Borrower will promptly inform the Lender of any event which constitutes or may constitute an Event of Default or which could reasonably

3

be expected to adversely affect the Borrower’s ability to perform its obligations under this Agreement.

6.3                               Information.  The Borrower will deliver to the Lender such financial or other information in respect of its business and financial status as the Lender may reasonably require including, but not limited to, copies of its unaudited quarterly financial statements and of its audited annual financial statements.

6.4                               Financial covenants.  The Borrower will comply with the provisions of clauses 20.2 and 20.3 of the Facilities Agreement (as may be amended from time to time) as if those provisions and the relevant definitions contained in clause 1.1 of the Facilities Agreement (as may be amended from time to time) were set out herein in full, except references to “the Lenders”, “the Agent” shall be to “the Lender”.

7                                         PAYMENTS AND CALCULATIONS

7.1                               Currency and method of payments All payments to be made by the Borrower to the Lender under this Agreement shall be made to the Lender:

(a)                                 by not later than 11.00 a.m. (New York City time) on the due date;

(b)                                 in same day Dollar funds; and

(c)                                  to such account of the Lender as the Lender may from time to time notify to the Borrower.

7.2                               Payment on non-Business Day.  If any payment by the Borrower under this Agreement would otherwise fall due on a day which is not a Business Day:

(a)                                 the due date shall be extended to the next succeeding Business Day; or

(b)                                 if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day.

7.3                               Basis for calculation of periodic payments.  Interest and default interest shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

8                                         EVENTS OF DEFAULT

8.1                               Events of Default.  An Event of Default occurs if:

(a)                                 the Borrower fails to pay when due any sum payable under this Agreement unless such failure is due to a technical breakdown or communication error in which case the Borrower shall rectify such non-payment within 3 Business Days of it having been notified of the missed payment by the Lender; or

(b)                                 any breach by the Borrower occurs of any provision of this Agreement (other than a breach covered by paragraph (a)) which continues unremedied 10 Business Days after receipt by the Borrower of a written request from the Lender that the breach be remedied; or

(c)                                  any information given by the Borrower to the Lender in relation to this Agreement proves to be misleading or materially inaccurate or incorrect when made; or

(d)                                 any other loan, guarantee or other obligation of the Borrower exceeding $10,000,000 is declared (or is capable of being declared) by the relevant creditor or creditors due

4

prematurely due to a default, to non-payment or any security in respect thereof becomes enforceable; or

(e)                                  a lien, arrest, distress or similar event is levied upon or against any substantial part of the assets of the Borrower which is not discharged or disputed in good faith within 10 Business Days after the Borrower has become aware of the same; or

(f)                                   a substantial part of the Borrower’s business or assets is destroyed, abandoned, seized, appropriated or forfeited for any reason; or

(g)                                  any order shall be made by any competent court or resolution passed by the Borrower for the appointment of a liquidator, administrator or receiver of, or for the winding-up of, the Borrower; or

(h)                                 an encumbrancer takes possession of or a receiver is appointed of the whole or, in the opinion of the Lender, any material part of the assets of the Borrower or a distress, execution or other process is levied or enforced upon or sued out against the whole or, in the opinion of the Lender, a material part of the assets of the Borrower; or

(i)                                     the Borrower shall stop payment or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or found bankrupt or insolvent, or shall enter into any composition or other arrangement with its creditors generally; or

(j)                                    any event shall occur which under the law of any jurisdiction to which the Borrower is subject has an effect equivalent or similar to any of the events referred to in Clause 8.1(g), (h) or (i); or

(k)                                 the Borrower ceases or suspends or threatens to cease or suspend the carrying on of its business or a part of its business or disposes of or threatens to dispose of a substantial part of its business or assets which, in the opinion of the Lender, is material in the context of this Agreement; or

(l)                                     it becomes unlawful for the Borrower to fulfil its obligations under this Agreement; or

(m)                             Golar GP LLC ceases to be the General Partner of the Borrower; or

(n)                                 the constitutional documents of the Borrower are amended or varied in any way which is, in the reasonable opinion of the Lender, adverse to its interests in connection with this Agreement.

8.2                               Actions following an Event of Default.  On, or at any time after, the occurrence of an Event of Default the Lender may:

(a)                                 serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Agreement are cancelled; and/or

(b)                                 serve on the Borrower a notice stating that the Loan, any accrued interest and default interest, and all other amounts owing under this Agreement, are immediately due and payable or are due and payable on demand; and/or

(c)                                  take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b), the Lender is entitled to take under this Agreement or any applicable law.

8.3                              Termination of obligations.  On the service of a notice under Clause 8.2(a), all the obligations of the Lender to the Borrower under this Agreement shall terminate.

5

8.4                               Acceleration of Loan.  On (i) the occurrence of an Event of Default under Clause 8.2(g), (h), (i) or (j) or (ii) with respect to any other Event of Default, service of a notice under Clause 8.2(b), the Loan and all other amounts accrued or owing from the Borrower under this Agreement shall become immediately due and payable or, as the case may be, payable on demand.

9                                         COSTS

9.1                               Costs.  The Borrower shall pay all reasonable costs incurred by the Lender in connection with the preparation of this Agreement and any and all other costs incurred by the Lender in connection with the Loan provided pursuant to this Agreement.

10                                  INDEMNITIES

10.1                        Indemnities regarding the borrowing and repayment of Loan.  The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)                                 the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the Repayment Date or other relevant date;

(b)                                 any failure (for whatever reason) by the Borrower to make payment of any amount due under this Agreement on the due date or, if so payable, on demand; and

(c)                                  the occurrence of an Event of Default and/or the acceleration of repayment of the Loan under Clause 8,

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under this Agreement.

10.2                        Breakage costs.  Without limiting its generality, Clause 10.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount).

11                                  NO SET-OFF OR TAX DEDUCTION

11.1                        No deductions.  All amounts due from the Borrower under this Agreement shall be paid:

(a)                                 without any form of set-off, cross-claim or condition; and

(b)                                 free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

11.2                        Grossing-up for taxes.  If the Borrower is required by law to make a tax deduction from any payment:

(a)                                the Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)                                 the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)                                  the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax

6

deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

11.3                        Exclusion of tax on overall net income.  In this Clause 11 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

12                                  ILLEGALITY

12.1                        Illegality.  This Clause 12 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

(a)                                 unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)                                 contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

12.2                        Notification and effect of illegality.  On the Lender notifying the Borrower under Clause 12.1, thereupon or, if later, on the date specified in the Lender’s notice under Clause 12.1 as the date on which the notified event would become effective the Borrower shall prepay the Loan in full.

12.3                        Mitigation.  If circumstances arise which would result in a notification under Clause 12.1 then, without in any way limiting the rights of the Lender under Clause 12.2, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement to a subsidiary not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do so would or might:

(a)                                 have an adverse effect on its business, operations or financial condition; or

(b)                                 involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)                                  involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

13                                  TRANSFERS

13.1                        No Transfers.  Neither party may, without the consent of the other party, transfer any of its rights, liabilities or obligations under this Agreement.

14                                  NOTICES

14.1                        General.  Unless otherwise specifically provided, any notice under or in connection with this Agreement shall be given by letter or fax and shall be effective upon receipt; and references in this Agreement to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

14.2                        Addresses for communications.  A notice by letter or fax shall be sent:

(a)                                 to the Lender:

Golar LNG Limited

P O Box HM1593

Par La Ville Place, 4th Floor

7

Par La Ville Road

Hamilton

HM9X Bermuda

Fax:                                                    +441 295 3494

Attention:                      The President

with a copy to:

Golar Management Ltd

13th Floor, One America Square

17 Crosswall

London EC3N 2LB

Fax:                                                    +44(0) 20 7063 7901

Attention:                      Chief Accounting Officer

(b)                                 to the Borrower:

c/o Golar LNG Limited

P O Box HM1593

Par La Ville Place, 4th Floor

Par La Ville Road

Hamilton

HM9X Bermuda

Fax:                                                    +441 295 3494

Attention:                      The President

with a copy to:

Golar Management Ltd

13th Floor, One America Square

17 Crosswall

London EC3N 2LB

Fax:                                                    +44(0) 20 7063 7901

Attention:                      Chief Accounting Officer

or to such other address as the relevant party may notify the other.

15                                  SUPPLEMENTAL

15.1                        Rights cumulative.  The rights and remedies which this Agreement gives to the Lender are:

(a)                                 cumulative;

(b)                                 may be exercised as often as appears expedient; and

(c)                                  shall not, unless explicitly and specifically stated so, be taken to exclude or limit any right or remedy conferred by any law.

15.2                        Severability.  If any provision of this Agreement is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of this Agreement.

8

15.3                        Third party rights.  A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

16                                  LAW AND JURISDICTION

16.1                        English law.  This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

16.2                        Exclusive English jurisdiction.  Subject to Clause 16.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

16.3                        Choice of forum for the exclusive benefit of the Lender.  Clause 16.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)                                 to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)                                 to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

16.4                        Process agent.  The Borrower irrevocably appoints Golar Management Ltd at its registered office for the time being, presently at 13th Floor, One America Square, 17 Crosswall, London EC3N 2LB, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

16.5                        Lender’s rights unaffected.  Nothing in this Clause 16 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

16.6                        Meaning of “proceedings”.  In this Clause 16, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement).

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

9

EXECUTION PAGE

BORROWER

SIGNED by	)
)
for and on behalf of	)
GOLAR LNG LIMITED	)
in the presence of:	)

LENDER

SIGNED by	)
)
for and on behalf of	)
GOLAR LNG PARTNERS LP	)
in the presence of:	)

10

EXHIBIT II

FORM OF LETTER AGREEMENT

[GLNG letterhead]

January [    ], 2015

Golar LNG Partners LP

c/o Golar Management Limited

13th Floor

One America Square

17 Crosswall

London EC3N 2LB

England

Golar LNG Limited

Par-la-Ville Place, 4th Floor

14 Par-la-Ville Road

Hamilton HM 08 Bermuda

Reference is made to (i) the Purchase, Sale and Contribution Agreement, dated as of December 9, 2014 (the “Agreement”), by and among Golar LNG Limited, a Bermuda exempted company (“Golar”), Golar LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), and Golar Partners Operating LLC, a Marshall Islands limited liability company, and (ii) the FSRU Lease Agreement, dated as of July 31, 2013 (the “Charter”), by and between Golar Eskimo Corporation, a Marshall Islands corporation, and the Government of the Hashemite Kingdom of Jordan (the “Charterer”).  Capitalized terms used in this letter agreement and not otherwise defined herein will have the meanings ascribed to them in the Agreement.

The undersigned parties hereby agree that:

1.              Golar shall pay to the Partnership an aggregate fee equal to $22,000,000.00 in six equal monthly installments of $3,666,666.67 starting on January 31, 2015 and ending on June 30, 2015 for the right to use, charter and enjoy the vessel and its benefits without restriction;

2.              The Partnership shall pay to Golar any hire payments actually received by the Partnership or its subsidiaries with respect to the Vessel, pursuant to the Charter or otherwise, for services performed between January 1, 2015 and June 30, 2015; and

3.              If requested by Golar, the Partnership shall charter the Vessel to a party other than the Charterer for any length of time between the Closing Date and the earlier of (a) the Hire Commencement Date (as such term is defined in the Charter) and (b) June 30, 2015.

Please acknowledge your acceptance and agreement of this letter agreement by signing in the space provided below.  Upon your execution of this letter agreement (or counterpart copies hereof), this letter agreement shall become binding on the parties hereto.

[Remainder of page intentionally left blank]

1

Very truly yours,

GOLAR LNG LIMITED

By:
Name:
Title:

Signature Page to Letter Agreement

Acknowledged and agreed:

GOLAR LNG PARTNERS LP

By:
Name:
Title:

Signature Page to Letter Agreement